Exhibit 10.30

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 30th day of 2023, by and between Precision Optics Corporation, a Massachusetts company (hereinafter called “POC” or "Company"), and Mahesh Lawande (hereinafter called "Employee").

WITNESSETH:

WHEREAS, the Company is a designer and manufacturer of medical, defense and industrial use devices; and

WHEREAS, the Company considers it necessary to preserve and continue for the Company the employment of Employee and to preserve for the business the acquaintance and reputation of Employee in the areas served, and to be served by such business, and to have the assistance of Employee in preserving and increasing in such areas the goodwill of the said business.

NOW, THEREFORE, in consideration of the covenants and promises contained herein and of the full and faithful performance of the respective agreements herein contained and the discharge of the respective obligations herein imposed, the parties hereto do hereby mutually covenant and agree with each other as follows:

Section 1 - Term Subject to the provisions of this Agreement, the term of this Agreement shall be for a period of one (1) year starting on April 24, 2023 (the “Employment Effective Date”), in the capacity as the Chief Operating Officer of POC. This agreement will automatically renew for one (1) year subsequent terms unless either the Company or Employee gives the other written notice not to renew sixty (60) days prior to the expiration of the then current term of this Agreement, or unless sooner terminated in accordance with the terms hereof.

Section 2 - Employment During the term of this Agreement, Employee agrees to be employed by and to serve the Company as the Chief Operating Officer, and the Company agrees to employ and retain Employee in such a capacity. In such capacity, Employee shall perform the standard duties of a Chief Operating Officer, and such other duties and tasks and have such responsibilities as from time to time may be assigned to him by the CEO of POC (herein called "Employment Duties"). Employee shall devote all his business time, energy, and skill to the affairs of the Company. Employee shall report to the Company's Chief Executive Officer. Employee’s principal office will be in Gardner, MA, but Employee understands and agrees that his duties and responsibilities shall be performed anywhere they may arise including at POC’s divisional offices in Windham, ME and El Paso, TX, requiring employee to travel. In addition to the Employment Duties, Employee agrees to and shall furnish to the Company his best advice, information, judgment, and knowledge with respect to the affairs, business, business methods and practices, history, patrons, customers, employees, and suppliers of the Company, and to generally preserve and increase the said business and goodwill thereof.

Section 3 - Compensation Beginning and during the Term of this Agreement, as compensation for such Employment Duties to be rendered by Employee, the Company agrees to pay to Employee a bi-weekly base salary of $10,576.92 all subject to Federal, State and any other applicable deductions and withholdings. Employee's compensation shall be payable in bi-weekly installments during the term of this Agreement until it is terminated. Employee understands and agrees that his position is exempt from the overtime requirements of Fair Labor Standards Act and any comparable state law. Accordingly, Employee shall not be entitled to overtime compensation as defined in such laws. Employee is eligible for employee benefits available to employees of the Company, all according to the terms set forth in the plan documents of the Company as adopted and amended from time to time, currently including:

(a)	160 hours of paid vacation per year earned at a rate of 13.33 hours per each month of completed employment pursuant to this Agreement.

(b)	Twelve days of paid holidays per year specified by POC each year.

1

(c)	40 hours of paid sick leave per year.

(d)	Group medical, dental, and vision insurance provided by POC in accordance with the terms of such plans as they are now and may change from time to time in POC’s sole discretion.

(e)	Life insurance with death benefit equal to one time Employee’s annualized rate of pay including salary and bonuses up to a maximum of $250,000. Premiums for such insurance shall be paid by POC.

(f)	Short- and Long-Term disability insurance with terms in accordance with applicable plans to be determined in POC’s sole discretion. Premiums for such insurance shall be paid by POC.

(g)	Participation in the POC Profit Sharing & 401(k) Plan.

Section 4 - Bonuses During the term of this Agreement and any renewal terms, Employee will be eligible to receive the following bonuses:

(a)	Beginning with Fiscal Year 2024, employee shall be eligible for an annual bonus of up to 25% of annual salary for each Fiscal Year, to be awarded in an amount at POC’s sole discretion, and provided that Company and Employee’s target performance metrics are met. Annual target performance metrics will be set by POC in POC’s sole discretion. If awarded, the annual bonus will be paid on a yearly basis, within 30 days after the filing of the Company’s 10K after the end of the Fiscal Year. Employee bonus, if any, for the Fiscal Year in which employment is terminated will be determined according to the process described in Section 7.

(b)	Employee shall be issued on the Employment Effective Date a one-time award of 60,000 stock options to purchase shares of POC common stock at an exercise price equal to the closing stock price on the date of issue. The shares shall vest in 3 installments of 20,000, 20,000 and 20,000 each, one, two, and three years, respectively after the Employment Effective Date, and include all other terms and conditions pursuant to the POC 2021 Equity Incentive Plan.

(c)	Employee will be paid a one-time signing bonus of $15,000 in the first regularly scheduled Company payroll after the Employment Effective Date, provided Employment Effective Date is on or before April 24, 2023.

Section 5 - Supervision Employee shall discharge and perform all Employment Duties under the direction and subject to the control of the CEO of the Company. Employee shall abide by the personnel policies of the Company as may be established or modified from time to time.

Section 6 – Covenants

(a)	Employee represents and warrants to POC that: (i) he is not subject to any restrictive covenants that may be violated by his accepting employment with POC under this Agreement or by performing any duties required by this Agreement; (ii) all material information provided to POC by Employee prior to the Employment Effective Date is correct; and (iii) Employee has the right and authority to be employed by POC pursuant to this Agreement. POC may terminate the employment upon notice to Employee if a former employer of Employee asserts a claim against POC that, if true, would constitute a breach of the foregoing representation and warranty. During and after the employment, Employee shall indemnify POC from any claim, liability, loss, or expense arising out of any claim that Employee’s employment pursuant to this Agreement or actions in connection with Employee’s employment infringe the rights of a third party.

2

(b)	Employee acknowledges that he is expressly prohibited from offering, purchasing or selling securities of POC based on any material non-public information obtained during the course of performing services pursuant to this Agreement in accordance with POC’s applicable Insider Trading Policy and the Code of Conduct. In addition, Employee is prohibited from informing or "tipping," any other person about such material information. Employee agrees to execute and comply with the POC’s Insider Trading Policy and Code of Conduct.

(c)	Employee acknowledges that the Company from time to time may have agreements with other companies and/or persons which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

(d)	Employee represents that performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee’s employment with the Company, and Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. Employee agrees not to enter into any agreement either written or oral in conflict herewith.

(e)	Any compensation paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

(f)	Employee will be familiar with and comply with the provisions of the United States Foreign Corrupt Practices Act, including any amendments which, may be affected during the term hereof. In particular, in carrying out services under this Agreement, Employee will not make or offer to make the unlawful payment of money or anything else of value to (1) any government official of any country, (2) any political party of any country, (3) any candidate of any political party of any country, or (4) any other person, while knowing or having reason to know, that such person will make an unlawful payment to a government official, a political party, or a candidate of a political party of any country.

Furthermore, Employee agrees that at all times during the term of this Agreement:

(g)	the Company shall have the right to display and may use in its advertising, the name and portrait of Employee;
(h)

Employee will not knowingly or intentionally do or say any act or thing which will or may impair, damage or destroy the goodwill and esteem of the Company with its suppliers, employees, patrons, customers and others who may at any time have or have had business relations with the Company;

(i)	Employee will not encourage, recommend or approve the use at any time of the services of any competitor of the Company without the consent of the Company;

Section 7 - Termination Employee may terminate this Agreement voluntarily by providing ninety (90) days prior written notice to the Company. The Company shall have the right to terminate this Agreement with or without Cause, upon giving ninety (90) days written notice to Employee of such termination. Upon termination of employment, the Company shall pay to Employee that portion of the compensation to be paid to him as salary under Section 3 hereof which has accrued to the date of such termination, as well as any unused vacation time . Subject to Employee executing a separate severance agreement in which Employee waives and releases all claims against POC; its officers, directors and employees; and all related entities; POC shall pay to Employee six (6) months of Employee’s then current yearly salary not including bonuses. If Employee terminates his employment with POC for any reason, or if Employee is terminated by POC with Cause at any time, POC shall not be liable to pay any severance payment.

3

For purposes of this Agreement, “Cause” shall be determined solely by the President/CEO and shall mean failure on Employee’s part to satisfactorily perform his duties under this Agreement, including but not limited to the following, which remains uncured after ten (10) days written notice:

(a)	Employee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b)	Employee’s willful failure to comply with any valid and legal directive of POC communicated to him in writing;

(c)	Employee’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(d)	Employee’s embezzlement, misappropriation or fraud, whether or not related to Employee’s employment with the Company;

(e)	Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(f)	Employee’s violation of a material policy of the Corporation that has been provided to Employee (documents made public on the Company’s website or through filings with the U.S. Securities and Exchange Commission are deemed provided to Employee);

(g)	Employee’s willful unauthorized disclosure of confidential information;

(h)	Employee’s material breach of any material obligation under this Agreement or any other written agreement between Employee and the Company; or

(i)	any material failure by Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time during the employment term, if such failure causes material, reputational or financial harm to the Company.

For purposes of this provision, no act or failure to act on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company.

Upon termination for any reason, Employee life insurance, disability insurance, and health insurance benefits shall terminate in accordance with the applicable plans in place at the time. If Company terminates Employee for Cause, or if Employee terminates his employment with POC for any reason, no unearned bonus will be paid. If Company terminates Employee for any other reason, a pro-rated bonus will be paid based on the level of target performance metric achieved through the end of the last quarter completed before termination.

If Employee dies, this Agreement shall terminate effective upon the occurrence of his death.

Section 8 - Trade Secrets, Confidential Information As a consequence of his employment by POC, Employee has access to and has received, and will continue to receive and have access to information not generally known to the general public or in the industry in which the Company is or may become engaged. It is the desire and intent of the Company and Employee that this information remain confidential. Accordingly, Employee agrees to execute the Company’s standard Employee Proprietary Information Agreement. Employee Proprietary Information Agreement will also govern the agreement between the Company and Employee with regard to patents and inventions (as defined in the Employee Proprietary Information Agreement).

4

Section 9 - Restrictive Covenants Employee hereby covenants and agrees that during his employment with the Company and for twelve (12) months after termination of his employment, he will not, directly or indirectly:

(a)	intentionally interfere with or attempt to interfere with the relationship between POC or its affiliates and any client or other person or company with a business or prospective business relationship with POC or its affiliate;

(b)	induce or solicit any employee of Company to terminate his or her employment with Company, or hire or assist in the hiring of any such employee by any person, association or entity not affiliated with Company.

As a condition to grant of stock options, Employee may be required to enter into a covenant not to compete to the extent compliant with Massachusetts law.

The parties agree that the restrictions in this Section 9 are reasonable and are no greater than necessary to protect the legitimate business interests and goodwill of the Company. Accordingly they are valid in all respects and Employee irrevocably waives (and irrevocably agrees not to raise) as a defense any issue of reasonableness (including the reasonableness of the duration and scope of Employee's covenants) in any proceeding to enforce any provision of this Section 9, the intention of the parties being to provide for the legitimate and reasonable protection of the interests of the Company by providing, without limitation, a scope and duration allowed by law. This Section 9 is an integral part of the Company’s agreement to provide trade secrets and confidential information and to pay Employee the compensation specified in Section 3, as well as the other terms described herein. Employee agrees that the scope and length of the term of the Covenants are reasonably necessary and are no greater than required for the protection of the business and affairs of the Company and its affiliates and will not preclude Employee from becoming gainfully employed/engaged following the termination, whether voluntary or involuntary, of employment with the Company.

Section 10 - Return of Confidential Information Upon termination of his employment for any reason, or earlier upon request, Employee shall immediately return to POC all property of POC in the possession of or under the control of Employee. In the event of termination of employment with the Company for any reason whatsoever, Employee agrees to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, and data of any nature pertaining to any invention, trade secret, or confidential information of the Company, and Employee will not retain, in any form, any confidential information or data of the Company which Employee may produce or obtain during the course of his employment. In the event of termination of employment, Employee agrees to sign and deliver the “Termination Certificate” attached hereto as Schedule A.

Section 11 - Injunction The parties hereto, recognizing that immediate irreparable injury to the trade secrets of the Company will inevitably occur in event of a breach of the terms of this contract on the part of Employee , and result in irreparable damage to the Company, agree that in such event the Company shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Employee, and all persons acting for or with him.

Section 12 - Expense Reimbursement Employee may incur reasonable expenses in accordance with policy established from time to time by the management of the Company. The Company will reimburse Employee for all such reasonable expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures and such receipts or other documents as the Company may require.

Section 13 - Facilities and Services The Company shall cause to be furnished to Employee such facilities and services which are reasonably required for the adequate discharge of Employee's duties and services hereunder.

5

Section 14 - Severability and Waiver

(a)	In case any term, phrase, clause, paragraph, restriction, covenant or agreement herein contained shall be held to be invalid or unenforceable, same shall be deemed and it is hereby agreed that same are meant to be severable and shall not defeat or impair the remaining provisions hereof.

(b)	A waiver by the Company of any breach by Employee of this Agreement or of any duties imposed upon Employee by law or any other cause for discharge of Employee shall not be construed as a waiver by the Company of its right to terminate this Agreement for any subsequent or continuing breach of this Agreement or of any of his duties, obligations or agreements herein contained or imposed by law or for other cause.

Section 15 - Binding Effect/Assignment This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and the executor, administrator, heirs, personal representatives, and successors or assigns of each. This is an Agreement for the performance of personal services by Employee and may not be assigned by Employee or Employer except that Employer may assign this Agreement to any affiliate of Employer or any successor to Employer, whether by merger, sale of assets, reorganization or otherwise.

Section 16 - Remedies The parties agree that the remedy at law for any actual or threatened breach of this Agreement by either would be inadequate and that both shall be entitled to specific performance hereof or injunctive relief, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ, or order in addition to any damages which both may legally be entitled to recover, together with reasonable expenses of litigation including attorney's fees incurred in connection therewith. Employee authorizes POC to withhold and offset compensation payable to Employee for any lawful purpose, including without limitation, to repay any amount Employee owes to POC.

Section 17 – Mutual Agreement to Arbitrate The Parties mutually promise and agree that, other than an action for injunctive relief which must be brought in a court of competent jurisdiction, any controversy or claim arising out of or related to this Agreement, or breach thereof, or arising out of Employee’s employment with the Company or termination of that employment, including but not limited to any claims of harassment, discrimination, retaliation, or other unlawful treatment, claims of negligence or gross negligence, or any other claims based on federal, state, or local laws or regulations or common law, whether brought by Employee against the Company or by the Company against Employee, shall be settled by arbitration by a single arbitrator, to be agreed upon by the Parties, in an arbitration proceeding to be conducted in Boston, Massachusetts and otherwise in accordance with the Federal Arbitration Act and the Employment Arbitration Rules of the American Arbitration Association (“AAA”). If the Federal Arbitration Act is deemed by competent legal authority not to apply, then arbitration shall be in accordance with the applicable law of the State of Massachusetts and the Employment Arbitration Rules of the AAA. Should the Parties be unable to agree to a single arbitrator, one will be appointed by AAA. All applicable statutory and common law rights and remedies remain available to the Parties under this arbitration agreement. All applicable statutes of limitations and obligations to exhaust administrative remedies prior to demanding arbitration remain in effect. The filing of a lawsuit shall not toll the running of any applicable statute of limitations, or jurisdictional or other time limit for bringing a claim. This arbitration agreement must be invoked with written notice from one party to the other provided in accordance with Section 20: Notice, of this Agreement. This arbitration agreement may not be cancelled, altered or amended by either Party without a written agreement signed by both Parties.

The arbitrator's responsibility is to determine whether applicable law has been complied with in the matter submitted for arbitration. In fulfilling this responsibility, the arbitrator may interpret Company policies and procedures, but will not have any power to change them. The arbitrator will be requested to render findings of fact and conclusions of law along with a reasoned award or decision on the matter within 45 days after the arbitration hearing is concluded and post-hearing briefs, if any, are submitted.

The Company and Employee will share the cost of the arbitrator’s filing fee, hearing fee, and other fees and costs, but Employee’s share of such costs shall not exceed three hundred fifty dollars ($350.00). Employee and the Company will each be responsible for the fees and costs of their own respective legal counsel, if any, and any other expenses and costs, such as costs associated with discovery, witnesses, translators, or obtaining copies of hearing transcripts.

6

Either party may appeal the arbitrator’s award. Such appeals shall be filed with AAA and shall proceed pursuant to AAA’s Optional Appellate Arbitration Rules, which provide that the party appealing the award shall pay the arbitrators’ and AAA’s fees and costs, unless the arbitrators rule otherwise. The underlying award rendered by the arbitrator shall not be considered final until after the time for filing the notice of appeal has expired pursuant to the AAA Optional Appellate Arbitration Rules. A notice of appeal must be filed within thirty (30) days of receipt of the arbitrator’s underlying award, as provided by Rule A-3 of the Optional Appellate Arbitration Rules, by filing a Notice of Appeal with any AAA office. AAA may be contacted online at www.adr.org or by phone at 800-778-7879. The AAA Optional Appellate Arbitration Rules shall apply except that the panel shall apply the same standard of review that the first-level appellate court in Massachusetts would apply to an appeal from the decision of a trial court sitting without a jury. The decision of the appeal panel shall be final and binding on the parties in accordance with the AAA Optional Appellate Arbitration Rules. The decision rendered by the appeal tribunal shall be final for purposes of judicial enforcement proceedings.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this agreement, to enforce an arbitration award, or to vacate an arbitration award. However, in an action to vacate an award, the standard of review to be applied to the arbitrator's findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.

If either Party to this Agreement files a lawsuit in court in violation of the agreement to arbitrate, such filing shall be considered a breach of that Party’s agreement to arbitrate and a breach of this Agreement. The non-breaching party may recover its attorneys’ fees and costs incurred in enforcing the agreement to arbitrate in court through a successful motion to compel arbitration, motion to abate, or other such enforcement mechanism, along with any successful appeal of any adverse ruling on such motion.

Exclusions and Restrictions: Certain issues may not be submitted for review (or exclusive review) by arbitration.

Excluded Issues: Workers’ compensation benefit claims, any claim involving the construction or application of a benefit plan covered by the Employee Retirement Income Security Act (ERISA) (these types of claims may be arbitrable under the applicable ERISA plan and are governed by the plan documents for such plan), and claims for unemployment benefits are excluded from this agreement to arbitrate. In addition, any non-waivable statutory claims, which may include wage claims within the jurisdiction of a local or state labor commission or administrative agency, charges before the Equal Employment Opportunity Commission, National Labor Relations Board, or similar local or state agencies, are not subject to exclusive review by arbitration. This means that Employee may file such non-waivable statutory claims with the appropriate agency that has jurisdiction over them, regardless of whether Employee decides to use arbitration to resolve them. However, if such an agency completes its processing of Employee’s action against the Company, Employee must use arbitration if he wishes to pursue further his legal rights, rather than filing a lawsuit on the action in court. Arbitration also does not apply to claims for injunctive relief and/or other equitable relief for unfair competition and/or the use of unauthorized disclosure of trade secrets or confidential information, relief for which may be sought in court.

Sexual Harassment Complaints: Due to the sensitive nature of claims of sexual harassment, Employee is allowed to follow the steps in the Company's policy prohibiting sexual harassment. If Employee is not satisfied with the Company's response to a claim for sexual harassment, then Employee must use arbitration according to this agreement to resolve the claim or dispute, after meeting all administrative prerequisites under the applicable state and/or federal law.

Section 18 – Defend Trade Secrets Act Notice. The federal Defend Trade Secrets Act of 2016, under certain circumstances, immunizes Employee against criminal and civil liability under federal or state trade secret laws if he/she discloses a trade secret for the purpose of reporting a suspected violation of law. Employee understands that immunity is available only if he/she discloses a trade secret in either of these two circumstances: (a) Employee discloses the trade secret (i) in confidence, (ii) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (iii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) In a legal proceeding, Employee discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed "under seal" (meaning that it is not accessible to the public) and does not disclose the trade secret, except pursuant to court order.

7

Section 19 – Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 20 - Notices All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, certified or return receipt requested, with proper postage, prepaid and:

(a)	If to Employee, addressed to:
Mahesh Lawande

(b)	If to the Company, addressed to:
Precision Optics Corporation
22 East Broadway
Gardner, MA 01440
Attn: Joe Forkey

or at such other place or places or to such other person or persons as shall be designated by notice as herein provided by any party hereto.

Section 21 - Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 22 – Entire Agreement / Modification This written document, together with any other written document executed contemporaneously herewith, represents the final agreement of the parties with respect to the subject matter of this document and may not be contradicted by evidence of prior or contemporaneous oral agreements of the parties. There are no unwritten oral agreements between the parties regarding the subject matter of this document. Each party represents that such party has not relied upon any representation, warranty or covenant of the other party regarding the subject matter of this document unless the representation, warranty or covenant is contained in this Agreement. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

Section 23 - Governing Law This Agreement shall be governed under the laws of the State of Massachusetts without regard to its Conflict of Laws principles.

Section 24 – Right to Counsel Employee understands and agrees that he has the right to have this Agreement reviewed by counsel of his choice before signing.

8

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PRECISION OPTICS CORPORATION, INC.	MAHESH LAWANDE

Signature: /s/ Joseph N. Forkey	Signature: /s/ Mahesh Lawande

Date: March 30, 2023	Date: March 29, 2023

Name: Joseph N. Forkey

Title: CEO

9

Schedule A

Precision Optics Corporation

Termination Certificate

This is to certify that, to the best of my knowledge and belief, I do not have in my possession, nor have I failed to return any records, documents, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of them, or other documents or materials, equipment, or other property belonging to Precision Optics Corporation, Inc, its successors and assigns (hereafter referred to as “the Company”).

I further certify that I have complied with and will continue to comply with all the terms of the PRECISION OPTICS CORPORATION EMPLOYEE PROPRIETARY INFORMATION AGREEMENT signed by me with the Company, including the reporting of any inventions (as defined therein) conceived or made by me covered by the Agreement.

I further agree that in compliance with PRECISION OPTICS CORPORATION EMPLOYEE PROPRIETARY INFORMATION AGREEMENT, I will preserve as confidential all trade secrets, confidential information, knowledge, data or other information relating to products, processes, know-how, designs, formulas, test data, customer lists, or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, or affiliates.

Date: _________________________

Employee name ( Print or Type )	Employee Signature

Witness Name ( Print or Type )	Witness Signature

10